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                                                                    Exhibit 99.1
[VIROLOGIC LOGO]
FOR IMMEDIATE RELEASE                           CONTACT:
MARCH 26, 2002                                  Karen Wilson, CFO
                                                (650) 624-4164
                                                kwilson@virologic.com
                                                www.virologic.com

        VIROLOGIC RAISES $10 MILLION THROUGH PRIVATE PLACEMENT

     -- Cash Position Sufficient to Achieve Breakeven by the End of 2002--

SOUTH SAN FRANCISCO, CA -- ViroLogic, Inc. (NASDAQ: VLGC) today announced it has closed a transaction to sell newly designated shares of 6% convertible preferred stock to several large investors in a private placement resulting in gross proceeds to the company of $10 million.

ViroLogic expects to use the proceeds from this financing to support and enhance ongoing commercial activities, accelerate research and development of new products, and for general administrative expenses, capital expenditures and working capital.

"The Company's cash position should now be sufficient to get us to breakeven by the end of 2002," said Bill Young, ViroLogic's Chairman and CEO. "It comes at a great time as we continue to increase sales, launch new products and turn the corner to profitability."

ViroLogic develops and markets rapid, highly sensitive drug resistance assays that allow physicians to directly and reliably measure the level of clinically significant HIV drug resistance. With this information, physicians can individualize treatment regimens for their patients to maintain effective therapy and avoid unnecessary side effects, resulting in improved outcomes and reduced treatment costs. Pharmaceutical companies are also using ViroLogic's assays to develop new drugs to which HIV might be less resistant. ViroLogic is the only company to directly market a full line of premium resistance technologies, including phenotyping, genotyping and the combination of the two. In addition, ViroLogic has a robust pipeline of new products which it plans to launch throughout the year, including a patient testing assay for viral fitness and drug development assays for HIV vaccines and hepatitis B virus.

The preferred stock will be convertible into common stock at a premium to the current market price. The purchasers will also receive warrants to purchase a total of 2.2 million shares of common stock, at an exercise price that is also at a premium to the current market price. The offer and sale of the securities being sold by ViroLogic in the private placement will not be and has not been registered under the Securities Act of 1933, as amended, and may not be sold by ViroLogic absent registration or an applicable exemption from registration requirements. However, the Company has agreed to file a registration statement for the resale of the shares underlying the preferred stock and the warrants. This news release is not an offer to sell, or a solicitation of an offer to buy, the securities discussed herein.


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ABOUT VIROLOGIC

ViroLogic is a biotechnology company advancing individualized medicine and pharmacogenomics by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company's technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses.

Certain statements in this press release are forward-looking, including statements relating to the offer and sale of shares of preferred stock and the issuance of warrants, the potential of the Company to reach breakeven and become profitable, as well as anticipated uses of proceeds and potential pipeline and product development efforts. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, whether planned pipeline and product development efforts will be successful, whether PhenoSense(TM) testing will achieve market acceptance, whether payers will authorize reimbursement for our products, whether we will be able to expand our sales and marketing capabilities, whether we encounter problems or delays in automating our process, whether we successfully introduce new products using our PhenoSense technology, including entry, fitness, vaccine and hepatitis assays, whether intellectual property underlying our PhenoSense technology is adequate, whether we are able to build brand loyalty, the ability to raise additional capital, and other risks and uncertainties detailed from time to time in our reports to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2000 and the Company's most recent Report on Form 10-Q.

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